Employment Agreement Amendment

This Employment Agreement Amendment is made effective as of the close of business on January 31, 2014 (the “Effective Date”) to amend that certain Employment Agreement of William Kamer effective as of January 1, 2010, as previously amended, (the “Employment Agreement”) (capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Employment Agreement):

1. Retirement. As of the Effective Date, Executive is retiring as the Company’s Chief Investment Officer, and resigns all positions as an officer or director of the Company and each Subsidiary.

2. Future Services. During the Agreement Term after the Effective Date, Executive will continue to provide advice and counsel to the Company with the title of Senior Advisor, reporting to the Chief Executive Officer of the Company, with such duties and time commitments as Executive and the Company may mutually agree. Executive will no longer be expected to provide full time services to the Company, and the first sentence of Section 9.3 of the Employment Agreement will be deleted in its entirety.

3. Compensation. Following the Effective Date, Executive’s Base Salary will be reduced to $150,000 per annum from $600,000 per annum. With respect to any periods after December 31, 2013, Executive will not have any target bonus or expectation of receiving any Annual Bonus, and Section 4 of the Employment Agreement will be deleted in its entirety. However, the Company may, in its sole discretion, pay bonuses to Executive based upon the Company’s evaluation of Executive’s performance.

4. Employee Benefits. Executive’s accrued and unused PTO through the Effective Date will be paid to him not later than February 15, 2014. Following the Effective Date, (1) Executive will no longer accrue any PTO and will no longer be entitled to any Employee Benefits other than participation in the Company’s 401(k) plan, cafeteria plan and similar employee plans generally available to all employees on the same basis as other employees; (2) Section 6 of the Employment Agreement will otherwise be deleted in its entirety, except that Executive will continue to be indemnified as provided in his Employment Agreement and his existing Indemnity Agreement; and (3) clauses (ii) and (iii) of the definition of Accrued Rights in Section 7.1 of the Employment Agreement will be deleted in their entirety.

5. Confirmation. Except as modified herein, the Employment Agreement shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the day and year first above written.

Douglas Emmett, Inc.	Executive

_____________________________	________________________
By: Jordan L. Kaplan	William Kamer
Title: Chief Executive Officer

Douglas Emmett Properties, LP
By: Douglas Emmett Management, Inc.
Its: General Partner

____________________________
By: Jordan L. Kaplan
Title: Chief Executive Officer